Exhibit 10.12

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into, by and between SunGard Data Systems Inc. (collectively with its successors and assigns, “SunGard”) and Kevin McCurry (“Executive”) effective as of January 20, 2014 (the “Effective Date”). SunGard, its parents, subsidiaries and other affiliates, and their respective successors and assigns, are collectively referred to as the “Company”.

WHEREAS, Executive and the Company desire to enter into this Agreement to reflect Executive’s position and role in the Company’s business and to provide for Executive’s employment by the Company, upon the terms and conditions set forth herein.

WHEREAS, this Agreement is contingent upon Executive successfully completing all pre-employment screens, which are set forth in Executive’s November 26, 2013 Offer Letter.

WHEREAS, Executive has agreed to certain confidentiality, non-competition and non-solicitation covenants contained hereunder, in consideration of the benefits provided to Executive under this Agreement.

WHEREAS, certain capitalized terms shall have the meanings given those terms in Section 3 of this Agreement.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Employment. The Company hereby agrees to employ Executive, and Executive hereby accepts such employment and agrees to perform Executive’s duties and responsibilities, in accordance with the terms, conditions and provisions hereinafter set forth.

1.1 Employment Term. This Agreement shall be effective as of the Effective Date, and shall continue until two years from the Effective Date, unless the Agreement is terminated sooner in accordance with Section 2 below. In addition, the term of the Agreement shall automatically renew for periods of one year unless the Company gives written notice to Executive, at least 60 days prior to the end of the initial term or at least 60 days prior to the end of any one-year renewal period, that the Agreement shall be terminated. The period commencing on the Effective Date and ending on the date on which the term of Executive’s employment under the Agreement shall terminate is hereinafter referred to as the “Employment Term.” The Company’s termination of this Agreement upon the two year anniversary of the Effective Date or at the end of any one-year renewal period shall be considered an involuntary termination of Executive’s employment under this Agreement without cause if (i) Executive is willing and able to continue performing services under terms similar to those in this Agreement, (ii) neither the Company nor any other entity described in Section 2.2(d) offers Executive continued Comparable Employment (as defined in Section 3), and (iii) Executive’s employment terminates without Cause (as defined in Section 3) at the date of such termination of the Agreement.

1.2 Duties and Responsibilities. During the Employment Term, Executive shall serve as the Senior Vice President, Corporate Development and Strategy of SunGard, or shall render executive and managerial services in such other position as Executive’s supervisor determines. For purposes of this Agreement, Executive’s “supervisor” is the person or persons in executive management of the Company to whom Executive reports from time to time. Executive shall perform all duties and accept all responsibilities incident to such position or as may be reasonably assigned to Executive by Executive’s supervisor.

1.3 Extent of Service. During the Employment Term, Executive agrees to use Executive’s full and best efforts to carry out Executive’s duties and responsibilities as set forth in Section 1.2 hereof with the highest degree of loyalty and the highest standards of care and, consistent with the other provisions of this Agreement, Executive agrees to devote substantially all of Executive’s business time, attention and energy thereto. The foregoing shall not be construed as preventing Executive from making investments in other businesses or enterprises, provided that Executive agrees not to become engaged in any other business activity which, in the reasonable judgment of Executive’s supervisor, is likely to interfere with Executive’s ability to discharge Executive’s duties and responsibilities to the Company. Executive will not serve on the board of directors or advisory boards of an entity unrelated to the Company (other than a non-profit charitable organization) without the prior written consent of Executive’s supervisor and the Company’s Chief Compliance Officer as detailed in the Company’s written code of business conduct and ethics, including the Company’s Global Business Conduct and Compliance Program.

1.4 Base Salary. During the Employment Term, for all the services rendered by Executive hereunder, the Company shall pay Executive a base salary (“Base Salary”), at the annual rate in effect on the Effective Date, payable in installments at such times as the Company customarily pays its other employees. Executive’s initial Base Salary shall be $400,000. Executive’s Base Salary shall be reviewed periodically for appropriate adjustments, if any, by Executive’s supervisor pursuant to the Company’s normal performance review policies for executives. Base Salary may be decreased only as part of an overall Company reduction of compensation for other similarly situated employees of the Company.

1.5 Retirement, Welfare and Other Benefit Plans and Programs. During the Employment Term, Executive shall be entitled to participate in the employee retirement and welfare benefit plans and programs (or similar retirement and welfare benefit plans and programs) made available to the Company’s employees, as such retirement and welfare plans may be in effect from time to time and subject to the eligibility requirements of such plans. During the Employment Term, Executive shall be provided with executive fringe benefits and perquisites under the same terms as those made available to the Company’s employees, as such programs may be in effect from time to time. During the Employment Term, Executive shall be entitled to vacation and sick leave in accordance with the Company’s vacation, holiday and other pay for time not worked policies. Nothing in this Agreement or otherwise shall prevent the Company from amending or terminating any retirement, welfare or other employee benefit plans, programs, policies or perquisites from time to time as the Company deems appropriate.

1.6 Reimbursement of Expenses. During the Employment Term, Executive shall be provided with reimbursement of reasonable expenses related to Executive’s employment by the Company on a basis no less favorable than that which may be authorized from time to time for the Company’s other employees.

1.7 Incentive Compensation. During the Employment Term, Executive shall be entitled to participate in short-term and long-term incentive programs established by the Company, at such levels as Executive’s supervisor determines. Executive’s incentive compensation shall be subject to the terms of the applicable plans and shall be determined based on Executive’s individual performance and the Company or Company performance as determined by Executive’s supervisor. No minimum incentive is guaranteed. Model equity award documents are attached hereto.

(a) Executive shall participate in the SunGard Annual Incentive Compensation Plan, As Amended with an annual target payout of $350,000.

(b) Subject to approval by the Compensation Committee of the Board of Directors, you will receive under the terms of our long term incentive program, SunGard 2005 Management Incentive Plan, As Amended (“the Plan”), approximately $500,000 worth of restricted stock units (RSUs) for units of SunGard stock, based upon the internal valuation of SunGard stock units on the date of the grant. Half of your grant will be subject to time vesting (“Time RSUs”) and the other half of your grant will be subject to performance vesting (“Performance RSUs”). Assuming continued employment, 50% of the Time RSUs and 50% of the earned Performance RSUs will vest on approximately the first anniversary of the grant date. The remaining portion of the RSUs will vest according to our standard vesting, which is over 4 years from the grant date. The terms and conditions of the equity award and program will be set forth in separate information that will be forwarded to you if and when the grant is approved by the Compensation Committee.

(c) In addition to the initial equity grant under Section 11.7(b), Executive will be eligible to receive equity grants throughout his employment commensurate with the Executive’s position and performance under the terms of the Plan.

(d) Executive shall also be eligible to receive a one-time grant of 60,976 Appreciation Unit Awards, as defined under the Plan.

2. Termination. Executive’s employment shall terminate upon the occurrence of any of the following events:

2.1 Termination without Cause or Resignation for Good Reason. The Company may terminate Executive’s employment with the Company at any time without Cause (in which case the Employment Term shall be deemed to have ended) effective upon not less than 30 days’ prior written notice to Executive pursuant to Section 11 (or upon another mutually agreed upon date). In addition, Executive may resign from Executive’s employment with the Company on account of Resignation for Good Reason (as defined in Section 3) (in which case the Employment Term shall be deemed to have ended), with such resignation to become effective no later than the day immediately following the ninetieth (90th) day following the initial occurrence of the event constituting a Resignation for Good Reason. For the avoidance of doubt, a failure by the Company to renew this Agreement shall be treated as termination of Executive’s employment under this Section 2.1.

2.2 Benefits Payable upon Termination without Cause or Resignation for Good Reason.

(a) In the event the Company terminates Executive’s employment with the Company without Cause or Executive resigns for Good Reason during the Employment Term, subject to subsection (d) below, if Executive executes and does not revoke a Release (as defined in Section 3), Executive shall be entitled to receive the following severance benefits:

(i) Executive shall receive a lump sum cash payment equal to the sum of (A) Executive’s annual Base Salary and (B) Executive’s Target Incentive Bonus (as defined in Section 3) in effect immediately before the Termination Date (as defined in Section 3).

(ii) a lump sum cash payment equal to the cost (calculated as described below) that Executive would incur if Executive continued medical, dental and vision coverage for Executive, and, where applicable, Executive’s spouse and dependents, for the six month period following the Termination Date under the Company’s applicable benefit plans. For this purpose, the monthly cost shall be determined as 100% of the applicable monthly premium for the cost of medical, dental and vision coverage for Executive and, where applicable, Executive’s spouse and dependents, less the monthly premium charge that is paid by active

Company employees for similar coverage as in effect at Executive’s Termination Date. The cash payment shall be increased by a tax gross up payment such that after payment of Executive’s Federal, state and local income taxes and FICA tax imposed on the payment and the tax gross up payment, Executive retains an amount under this subsection (iii) sufficient to pay such cost. Executive may elect COBRA continuation coverage according to the terms of the Company’s applicable benefit plans.

(b) Payment of the lump sum benefits described in subsection (a) above shall be made on the first regularly scheduled payroll date that occurs after the 55th day following Executive’s Termination Date, subject to Executive’s delivery of an effective Release.

(c) In addition to the foregoing, Executive shall receive any other amounts earned, accrued or owing but not yet paid under Section 1 above and any other benefits in accordance with the terms of any applicable plans and programs of the Company; provided that Executive shall not be entitled to receive severance benefits under any Company severance plan.

(d) Notwithstanding the foregoing, no payments shall be made to Executive under this Section 2.2 with respect to a termination of employment if Executive is offered Comparable Employment by (i) any Company entity or (ii) any entity that acquires a Company entity or business to which Executive provides services, on a regular basis, as an employee of the Company or is otherwise a party to a transaction relating to such a Company entity or business (or any affiliate of the foregoing), in each case regardless of whether Executive accepts or rejects such offer of Comparable Employment.

2.3 Retirement or Other Voluntary Termination. Executive may voluntarily terminate employment for any reason, including voluntary retirement, effective upon 30 days’ prior written notice in accordance with Section 11. In such event, after the effective date of such termination, no further payments shall be due under this Agreement. However, Executive shall receive any amounts earned, accrued or owing but not yet paid under Section 1 above through the Termination Date and shall be entitled to any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company.

2.4 Disability. The Company may terminate Executive’s employment if Executive incurs a Disability (as defined in Section 3). Executive agrees, in the event of a dispute relating to Executive’s Disability, to submit to a physical examination by a licensed physician selected by the Company. If Executive’s employment terminates on account of Disability, no further payments shall be due under this Agreement. However, Executive shall receive any amounts earned, accrued or owing but not yet paid under Section 1 above through the Termination Date and shall be entitled to any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company.

2.5 Death. If Executive dies while employed by the Company, the Company shall pay to Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued or owing but not yet paid under Section 1 above through the Termination Date and any benefits due in accordance with the terms of any applicable benefit plans and programs of the Company. Otherwise, the Company shall have no further liability or obligation under this Agreement to Executive’s executors, legal representatives, administrators, heirs or assigns.

2.6 Cause. The Company or Executive’s supervisor may terminate Executive’s employment at any time for Cause upon written notice to Executive, in which event all payments under this Agreement shall cease, except for Base Salary to the extent already accrued. Executive shall be entitled to any benefits accrued or earned before Executive’s termination in accordance with the terms of any applicable benefit plans and programs of the Company; provided that Executive shall not be entitled to receive any unpaid short-term or long-term cash incentive payments and Executive shall forfeit any outstanding equity grants in accordance with the terms of the applicable grant agreements.

3. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 3:

3.1 “Affiliate” shall mean any direct or indirect subsidiary or parent of SunGard Data Systems Inc., and any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with SunGard Data Systems Inc.

3.2 “Cause” shall mean any of the following grounds for termination of Executive’s employment:

(a) Executive is convicted of (or pleads guilty or nolo contendre to) a felony;

(b) Executive neglects, refuses or fails to perform Executive’s material duties to the Company (other than a failure resulting from Executive’s incapacity due to physical or mental illness), which failure has continued for a period of at least 30 days after a written notice of demand for substantial performance, signed by a duly authorized officer of the Company, has been delivered to Executive specifying the manner in which Executive has failed substantially to perform, without remedial action by Executive within such 30 day period, unless such remedial action would not have been meaningful under the circumstances in the sole judgment of the Company, in which case no remedial period need be provided;

(c) Executive commits an act of dishonesty or breach of trust or otherwise engages in gross misconduct in the performance of Executive’s duties;

(d) Executive engages in public conduct that is harmful to the reputation of the Company;

(e) Executive breaches any written non-competition, non-disclosure or non-solicitation agreement, or any other agreement in effect with the Company, including without limitation the provisions of Section 5 of this Agreement; or

(f) Executive breaches the Company’s written code of business conduct and ethics, including the Global Business Conduct and Compliance Program.

3.3 “Code” shall mean the Internal Revenue Code of 1986, as amended.

3.4 “Comparable Employment” shall mean an offer of employment (i) at a Base Salary and Target Incentive Bonus opportunity at least equal to the Base Salary and Target Incentive Bonus opportunity then in effect for Executive and (ii) pursuant to which either this Agreement will continue in effect or the Company (or other employer) offers Executive a new employment agreement on terms that are substantially similar in the aggregate to the terms of this Agreement. For the avoidance of doubt, Comparable Employment does not require that Executive be offered a position similar to the position then in effect or that the services be performed in the same geographic location as then in effect.

3.5 “Disability” shall mean Executive has been unable to perform the essential functions of Executive’s position with the Company by reason of physical or mental incapacity for a period of six consecutive months, subject to any obligations or limitations imposed by federal, state or local laws, including any duty to accommodate Executive under the federal Americans with Disabilities Act.

3.6 “SunGard Group” shall mean the Company and its Affiliates and their respective successors.

3.7 “Release” shall mean a release substantially in the form of Exhibit A attached to this Agreement, which may be subsequently modified based on recommendations of the Company’s counsel to reflect changes in applicable law after the Effective Date.

3.8 “Resignation For Good Reason” shall mean, without Executive’s prior express written consent, any of the following: (1) a material reduction in the Executive’s base salary or level of benefits to which Executive is entitled other than by such reduction or change that is part of and consistent with a general reduction or change applicable to all executive offers of the Company; (2) a change in the Executive’s positions, titles, offices or responsibilities that constitutes a material and adverse change from the Executive’s positions, titles, offices or responsibilities as in effect immediately before such change, provided however, that a material and adverse change in Executive’s positions, titles, offices or responsibilities shall not be deemed to have occurred solely as a result of a spin-off of the availability services business of the Company (the “AS Business”), the sale of some of all of the assets of the AS Business or an initial public offering related to the stock of any member of the SunGard Group; or, (3) the Company’s material breach of this Agreement, including, but not limited to, the failure by the Company to obtain an agreement in writing from any successors or assigns, to assume and agree to perform this Agreement; provided that within thirty (30) days following the first occurrence of any such event or condition, the Executive shall have given Notice of Termination to the Company and the Company shall not have fully corrected the event or condition within thirty (30) days after such Notice of Termination is given. Termination of the Executive’s employment by the Company for Cause, by the Executive other than for Resignation for Good Reason or as a result of the Executive’s death or Disability shall not be deemed to constitute or result in Resignation for Good Reason.

3.9 “Target Incentive Bonus” shall mean Executive’s target annual incentive bonus amount (measured at the target level, identified “goal” target or other similar target, without taking into account any incentive override for above goal performance, or any project-specific or other non-standard incentives) in effect under the Company’s applicable Executive Incentive Plan for the year of termination. In the event that the Company has notified Executive in writing that Executive will be eligible for a Target Incentive Bonus for the year of termination, but a plan has not yet been put into effect, the Target Incentive Bonus shall be the prior year’s target annual incentive bonus amount. The Company may adjust the Target Incentive Bonus as appropriate to reflect adjustments made to the target bonuses for other executives of the Company in the current year.

3.10 “Termination Date” shall mean the effective date of the termination of Executive’s employment relationship with the Company pursuant to this Agreement.

4. Notice of Termination. Any termination of Executive’s employment shall be communicated by a written notice of termination to the other party hereto given in accordance with Section 11. The notice of termination shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) briefly summarize the facts and circumstances deemed to provide a basis for a termination of employment if for Cause, and (iii) specify the Termination Date in accordance with the requirements of this Agreement.

5. Restrictive Covenants.

5.1 Non-Disclosure.

(a) At all times during the Employment Term and continuing at all times after Executive’s termination of employment for any reason, and except as required by applicable law or in a judicial or administrative proceeding, Executive shall not disclose to anyone outside the Company, or use for the benefit of anyone other than the Company, any confidential or proprietary information relating to the business of the Company, whether acquired by Executive before, during or after employment with the Company. Executive acknowledges that the proprietary and confidential information of the Company includes, by way of example: (a) the identity of customers and prospects, their specific requirements, and the names, addresses and telephone numbers of individual contacts; (b) prices, renewal dates and other detailed terms of customer and supplier contracts and proposals; (c) pricing policies, information about costs, profits and sales, methods of delivering software and services, marketing and sales strategies, and software and service development strategies; (d) source code, object code, specifications, user manuals, technical manuals and other documentation for software products; (e) screen designs, report designs and other designs, concepts and visual expressions for software products; (f) employment and payroll records; (g) forecasts, budgets, acquisition models and other non public financial information; (h) expansion plans, business or development plans, management policies, information about possible acquisitions or divestitures, potential new products, markets or market extensions, and other business and acquisition strategies and policies; and (i) terms of employment, compensation and performance levels of Company employees.

(b) Without limiting the foregoing, Executive agrees, at all times, not to disclose to anyone, whether or not an employee of the Company, any confidential information about any transaction involving an acquisition or disposition of the Company or any Company businesses, including the potential of any such transaction, without prior written authorization from Executive’s supervisor or the General Counsel of the Company.

5.2 Works and Ideas.

(a) Executive shall promptly communicate to the Company, in writing, all marketing strategies, product ideas, software designs and concepts, software enhancement and improvement ideas, works of authorship, developments, discoveries, trade secrets, improvements to trade secrets, other ideas and inventions and any know-how related to any such items (collectively, “Works and Ideas”) pertaining to the business of the Company, whether or not patentable or copyrightable, that are made, written, developed or conceived by Executive, alone or with others, at any time (during or after business hours) while Executive is employed by the Company (including at any time prior to the date of this Agreement) or during the six months after Executive’s termination of employment for any reason. Executive agrees to communicate all Works and Ideas to the Company within a reasonable period of time that allows the Company to exploit the Works and Ideas in the existing and reasonably contemplated operation of the Company. Works and Ideas shall not include general industry knowledge, ideas of a general nature not specific to the Company and general business experience. Executive acknowledges that all Works and Ideas will be the exclusive property of the Company, and hereby assigns and agrees to assign to the Company all of Executive’s right, title and interest in the Works and Ideas and all applications for intellectual property protection, including, without limitation, all copyrights, patents, and trademarks which may hereafter be filed for the Works and Ideas in any country.

(b) Executive shall reasonably cooperate with the Company, at the Company’s expense, to allow the Company to take full advantage of the Works and Ideas, to assist the Company in every reasonable way to secure the Company’s ownership in the Works and Ideas and to defend and enforce the Works and Ideas and any copyrights, patents, trademarks or other intellectual property rights relating thereto in any and all countries, including, without limitation, the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, declarations, assignments and all other instruments which the Company shall deem necessary in order for the Company to own, apply for, obtain and enforce such rights. Executive shall give testimony regarding such Works and Ideas and other intellectual property when requested by the Company. Executive shall be obligated to execute or cause to be executed, when it is in Executive’s power to do so, any such instrument, papers or testimony even after Executive’s Termination Date. Executive shall keep the Company apprised of Executive mailing address and telephone number for five years after Executive’s Termination Date to assist in execution of any such instrument or papers.

5.3 Non-Competition and Non-Solicitation.

(a) During Executive’s employment with the Company and within one year after Executive’s termination of employment with the Company for any reason, whether or not payments are being made under this Agreement, Executive shall not, directly or indirectly, (x) anywhere in the world render any material services for any organization, or engage in any business, that competes in any material respect with the business of the Company for which Executive has performed material services in any material respect during the two years preceding the Termination Date (“Competing Business”), or (y) solicit or contact, for the purpose or with the effect of competing or interfering with the business of the Company for which Executive has performed material services in any material respect during the two years preceding the Termination Date (i) any customer or acquisition target under contract with the Company at any time during the last two years of Executive’s employment with the Company, (ii) any prospective customer or acquisition target that received or requested a proposal, offer or letter of intent from the Company at any time during the last two years of Executive’s employment with the Company, (iii) any affiliate of any such customer or prospect, or (iv) any of the individual contacts at customers or acquisition targets established by the Company, Executive or others at the Company during the period of Executive’s employment with the Company.

(b) During Executive’s employment with the Company and for a period of one year after Executive’s termination of employment with the Company for any reason, whether or not payments are being made under this Agreement, Executive shall not directly or indirectly hire, or encourage or solicit any employee, consultant or independent contractor to leave the employment or service of the Company for any reason or interfere in any other manner with such relationships at the time existing between the Company and its employees, consultants and independent contractors. As part of this restriction, Executive is prohibited from interviewing or providing any input to any third party regarding any such employee, consultant or independent contractor of the Company. However, this obligation shall not affect any responsibility Executive may have as an employee of the Company with respect to the bona fide hiring and firing of Company personnel.

(c) Notwithstanding the foregoing, Executive may seek prior written approval from the Company’s Chief Executive Officer to commence employment or otherwise provide services to a subsidiary, division or unit of any entity that engages in a Competing Business, and in his or her sole discretion, the Company’s Chief Executive Officer may approve Executive’s request to commence employment or otherwise provide services, so long as the subsidiary, division or unit does not, directly or indirectly, compete with the Company.

6. Equitable Relief; Survival.

6.1 Executive acknowledges and agrees that the restrictions contained in Section 5 are reasonable and necessary to protect and preserve the legitimate interests, properties, goodwill and business of the Company, that SunGard would not have entered into this Agreement in the absence of such restrictions and that irreparable injury will be suffered by the Company should Executive breach any of the provisions of that Section. Executive represents and acknowledges that (i) Executive has been advised by the Company to consult Executive’s own legal counsel with respect to this Agreement, and (ii) Executive has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with Executive’s counsel.

6.2 Executive further acknowledges and agrees that a breach of any of the restrictions in Section 5 cannot be adequately compensated by monetary damages. Executive agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages or posting of any bond, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Section 5 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Section 5 should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, it is the intention of the parties that the provision shall be amended to the extent of the maximum time, geographic, service, or other limitations permitted by applicable law, that such amendment shall apply only within the jurisdiction of the court that made such adjudication and that the provision otherwise be enforced to the maximum extent permitted by law.

6.3 Notwithstanding anything in this Agreement to the contrary, if Executive breaches any of Executive’s obligations under Section 5, the Company shall thereafter be obligated only for the compensation and other benefits provided in any Company benefit plans, policies or practices then applicable to Executive in accordance with the terms thereof, Executive shall have no right to receive any payments under Section 2.2(a) of this Agreement, and all payments under Section 2.2(a) of this Agreement shall immediately cease.

6.4 Executive irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 5, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief and other equitable relief, may be brought in a United States District Court for Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Chester County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Executive may have to the laying of venue of any such suit, action or proceeding in any such court. Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 11 hereof.

6.5 The provisions of Sections 5, 6, 7 and 8 of this Agreement shall survive any termination or expiration of this Agreement and shall inure to the benefit of any successors or assigns of the Company. For the avoidance of doubt, if any entity that assumes this Agreement ceases to be an affiliate of SunGard, references to the “Company” in Sections 5, 6, 7 and 8 shall continue to include SunGard and its affiliates.

7. Dispute Resolution. In the event of any dispute relating to Executive’s employment, the termination thereof, or this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, and unless prohibited by applicable law, the parties shall be required to have the dispute, controversy or claim settled by alternative dispute resolution conducted by JAMS (or, if JAMS is not available, another mutually agreeable alternative dispute resolution organization), in the city of Executive’s principal place of employment. Any award entered by JAMS (or such other organization) shall be final, binding and nonappealable, and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This Section 7 shall be specifically enforceable. JAMS (or such other organization) shall have no authority to modify any provision of this Agreement. In the event of a dispute, each party shall be responsible for its own expenses (including attorneys’ fees) relating to the conduct of the arbitration, and the parties shall share equally the fees of JAMS. THE PARTIES IRREVOCABLY WAIVE ANY RIGHT TO TRIAL BY JURY AS TO ALL CLAIMS HEREUNDER.

8. Non-Exclusivity of Rights; Resignation from Boards; Clawback.

8.1 Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company and for which Executive may qualify; provided, however, that if Executive becomes entitled to the payments described in Section 2.2(a) of this Agreement, Executive hereby waives Executive’s right to receive payments under any severance plan or similar program applicable to employees of the Company.

8.2 If Executive’s employment with the Company terminates for any reason, Executive shall immediately resign from all boards of directors of the Company, and any other entities for which Executive serves as a representative of the Company.

8.3 Executive agrees that Executive will be subject to any compensation clawback, recoupment and anti-hedging policies that may be applicable to Executive as an executive of the Company, as in effect from time to time and as approved by the Board of Directors of any Company entity or a duly authorized committee thereof.

9. Survivorship. The respective rights and obligations of the parties under this Agreement (including without limitation Sections 5, 6, 7, and 8) shall survive any termination of Executive’s employment or termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

10. Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, and there shall be no offset against amounts due Executive under this Agreement on account of any remuneration attributable to any subsequent employment that Executive may obtain.

11. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, or by a nationally recognized overnight delivery service, as follows (provided that notice of change of address shall be deemed given only when received):

If to SunGard, to:

SunGard Data Systems Inc.

680 East Swedesford Road

Wayne, PA 19087

Attention: Chief Legal Officer

If to Executive, to:

Kevin McCurry

or to such other names or addresses as SunGard or Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

12. Contents of Agreement; Amendment and Assignment.

12.1 This Agreement sets forth the entire understanding between the parties hereto with respect to the subject matter hereof, including employment, termination and severance. This Agreement supersedes any and all employment agreements, offer letters and other documents otherwise relating to the subject matter hereof; provided, however, that this Agreement shall not in any way replace or supersede any equity agreements or any written agreements, contractual terms or existing duties regarding confidentiality, works and ideas, intellectual property, non-solicitation or non-competition. This Agreement cannot be changed, modified, extended or terminated except upon written amendment approved by Executive’s supervisor and executed on behalf of SunGard by a duly authorized officer of SunGard and by Executive.

12.2 All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive under this Agreement are of a personal nature and shall not be assignable or delegatable in whole or in part by Executive. The Company shall require any successor or assign (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of SunGard, expressly to assume and agree to perform SunGard’s obligations under this Agreement in the same manner and to the same extent as SunGard would be required to perform if no such succession or assignment had taken place. In the event of a spinoff, sale or other transaction, or a reorganization, with respect to one or more businesses of the Company, SunGard may assign all of its rights and obligations under this Agreement to the entity that controls such businesses after the spinoff, sale or other transaction, or reorganization, and SunGard may determine that after such assignment all references in this Agreement to “SunGard” shall be deemed to refer to or include the entity that controls such businesses.

13. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

14. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

15. Cooperation. At the Company’s request, Executive agrees, to the extent permitted by law, to assist, consult with, and cooperate with the Company in any litigation, investigation, administrative procedures, or legal proceedings or inquiries that involve the Company, either now existing or which may hereafter be instituted by or against the Company, including but not limited to, appearing upon the Company’s reasonable request as a witness and/or consultant in connection with any litigation, investigation, administrative procedures, or legal proceedings or inquiries.

16. Beneficiaries/References. Executive shall be entitled, to the extent permitted under any applicable law, to select and change a beneficiary or beneficiaries to receive any compensation or benefit payable under this Agreement following Executive’s death by giving SunGard written notice thereof. In the event of Executive’s death or a judicial determination of Executive’s incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to Executive’s beneficiary, estate or other legal representative.

17. Miscellaneous. All section headings used in this Agreement are for convenience only. This Agreement may be executed in counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

18. Withholding Taxes. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. Executive shall be responsible for all taxes applicable to amounts payable under this Agreement.

19. Section 409A of the Code; Section 162(m) of the Code.

19.1 This Agreement is intended to comply with Section 409A of the Code and its corresponding regulations, to the extent applicable. Severance benefits under the Agreement are intended to be exempt from Section 409A under the “short term deferral” exemption, to the extent applicable. Notwithstanding anything in this Agreement to the contrary, payments may only be made under this Agreement upon an event and in a manner permitted by Section 409A of the Code, to the extent applicable. As used in the Agreement, the term “termination of employment” shall mean Executive’s separation from service with the Company within the meaning of Section 409A of the Code and the regulations promulgated thereunder. In no event may Executive, directly or indirectly, designate the calendar year of a payment. For purposes of Section 409A, each payment hereunder shall be treated as a separate payment.

19.2 Notwithstanding anything in this Agreement to the contrary, if securities of the Company become publicly traded, if Executive is considered a “specified employee” under Section 409A and if payment of any amounts under this Agreement is required to be delayed for a period of six months after separation from service in order to avoid taxation under Section 409A of the Code, payment of such amounts shall be delayed as required by Section 409A, and the accumulated amounts shall be paid in a lump sum payment within five business days after the end of the six-month period. If Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of Section 409A shall be paid to the personal representative of Executive’s estate within 60 days after the date of Executive’s death.

19.3 Executive agrees that if the stock of the Company becomes publicly traded, Executive will make any amendments to the Agreement that the Company deems necessary to allow performance-based compensation to qualify for the “qualified performance-based compensation” exception to Section 162(m) of the Code.

20. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the Effective Date.

SUNGARD DATA SYSTEMS INC.

Date: 12/18/13	By:	/s/ Russ Fradin
	Name:	Russ Fradin
	Title:	President and Chief Executive Officer

Date: 12/17/13	/s/ Kevin Mccurry
Kevin McCurry

EXHIBIT A

EXECUTIVE RELEASE TO BE PROVIDED TO THE COMPANY

Separation of Employment Agreement and General Release

THIS SEPARATION OF EMPLOYMENT AGREEMENT AND GENERAL RELEASE (the “Agreement”) is made as of this     day of             ,         , by and between              (“Executive”) and SunGard Data Systems Inc. (the “Company”).

WHEREAS, Executive is employed by the Company as                                         ;

WHEREAS, Executive and the Company entered into an Employment Agreement, dated             , 20    , (the “Employment Agreement”) which provides for certain benefits in the event that Executive’s employment is terminated on account of a reason set forth in the Employment Agreement;

WHEREAS, Executive’s employment with the Company will terminate effective              (the “Termination Date”); and

WHEREAS, in connection with the termination of Executive’s employment, the parties have agreed to a separation package and the resolution of any and all disputes between them.

NOW, THEREFORE, IT IS HEREBY AGREED by and between Executive and the Company as follows:

1. Executive, for and in consideration of the commitments of the Company as set forth in paragraph 6 of this Agreement, and intending to be legally bound, does hereby REMISE, RELEASE AND FOREVER DISCHARGE the Company, its stockholders, predecessors, affiliates, former affiliates, subsidiaries and parents, their respective officers, directors, investors, employees, and agents, and their respective successors and assigns, heirs, executors, and administrators (collectively, “Releasees”) from all causes of action, suits, debts, claims and demands whatsoever in law or in equity, which Executive ever had, now has, or hereafter may have, whether known or unknown, or which Executive’s heirs, executors, or administrators may have, by reason of any matter, cause or thing whatsoever, from the beginning of time to the date of this Agreement, including without limitation matters arising from or relating in any way to Executive’s employment relationship with the Company, the terms and conditions of that employment relationship, and/or the termination of that employment relationship, including, but not limited to, any claims arising under the Age Discrimination in Employment Act (“ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), Title VII of The Civil Rights Act of 1964, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, as amended, any applicable state fair employment practice laws, and any other claims under any federal, state or local common law, statutory, or regulatory provision, now or hereafter recognized, and any claims for attorneys’ fees and costs; provided, however, the foregoing shall in no event apply to (i) enforcement by Executive of Executive’s rights under this Agreement, (ii) Executive’s rights as a stockholder in the Company or any of its affiliates, (iii) Executive’s rights to indemnification under any applicable separate written contract or insurance policy covering employees or officers of the Company, or (iv) any claims that, as a matter of applicable law, are not waivable. This Agreement is effective without regard to the legal nature of the claims raised and without regard to whether any such claims are based upon tort, equity, implied or express contract or discrimination of any sort.

2. Executive specifically releases the Releasees from any claims that Executive might have under the ADEA and any rights under the OWBPA; provided however, Executive is not waiving or releasing any rights Executive may have to challenge the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA. Nothing in this Agreement shall be construed to prohibit Executive from filing a charge with or participating in any investigation or proceeding conducted by the EEOC or a comparable state or local agency. Notwithstanding the foregoing, Executive agrees to waive Executive’s right to recovery monetary damages in any charge, complaint or lawsuit filed by Executive or by anyone else on Executive’s behalf.

3. Executive further agrees and recognizes that Executive has permanently and irrevocably severed Executive’s employment relationship with the Company, that Executive shall not seek employment with the Company or any affiliated entity at any time in the future, and that neither the Company nor any affiliate has any obligation to employ Executive in the future.

4. Executive agrees that Executive will not disparage or subvert the Company or the Releasees, or make any statement reflecting negatively on the Company or the Releasees, including, but not limited to, any matters relating to the operation or management of the Company, Executive’s employment and the termination of Executive’s employment, irrespective of the truthfulness or falsity of such statement. The Company agrees that it shall make a good faith effort to instruct all employees designated by Executive that each shall refrain from disparaging Executive.

5. In consideration of Executive’s agreement to comply with the covenants described in Section 5 of the Employment Agreement, and other agreements as set forth herein, the Company agrees to pay and provide Executive with the severance benefits described in Section 2.2 of Executive’s Employment Agreement. Executive agrees that Executive is not entitled to any payments, benefits, severance payments or other compensation beyond that expressly provided in Section 2.2 of Executive’s Employment Agreement.

6. Executive understands and agrees that the payments, benefits and agreements provided in this Agreement are being provided to Executive in consideration for Executive’s acceptance and execution of, and in reliance upon Executive’s representations in, this Agreement. Executive acknowledges that if Executive had not executed this Agreement containing a release of all claims against the Company and the Releasees, Executive would only have been entitled to the payments provided in the Company’s standard severance pay plan for employees.

7. Executive acknowledges and agrees that the Company previously has satisfied any and all obligations owed to Executive under any employment agreement or offer letter Executive has with the Company or a Releasee and, further, that this Agreement supersedes any and all prior agreements or understandings, whether written or oral, between the parties, excluding only Executive’s post-termination obligations under Executive’s Employment Agreement, and other written agreements, contractual terms or existing duties regarding confidentiality, works and ideas, intellectual property, non-solicitation or non-competition, Executive’s rights under any outstanding equity grants in accordance with the terms of the applicable grant agreements, any obligations relating to the securities of the Company or any of its affiliates and the Company’s obligations under Section 2.2 of Executive’s Employment Agreement, all of which shall remain in full force and effect to the extent not inconsistent with this Agreement, and further, that, except as set forth expressly herein, no promises or representations have been made to Executive in connection with the termination of Executive’s Employment Agreement or the terms of this Agreement.

8. Except as may be necessary to obtain approval or authorization to fulfill its obligations hereunder or as required by applicable law, (a) Executive agrees not to disclose the terms of this Agreement to anyone, except Executive’s spouse, attorney and, as necessary, tax/financial advisor, and

(b) the Company agrees that the terms of this Agreement will not be disclosed. It is expressly understood that any violation of the confidentiality obligation imposed hereunder constitutes a material breach of this Agreement.

9. Executive represents that Executive does not presently have in Executive’s possession any records and business documents, whether on computer or hard copy, and other materials (including but not limited to computer disks and tapes, computer programs and software, office keys, correspondence, files, customer lists, technical information, customer information, pricing information, business strategies and plans, sales records and all copies thereof) (collectively, the “Corporate Records”) provided by the Company and/or its predecessors, parents, subsidiaries or affiliates or obtained as a result of Executive’s employment with the Company and/or its predecessors, parents, subsidiaries or affiliates, or created by Executive while employed by or rendering services to the Company and/or its predecessors, parents, subsidiaries or affiliates. Executive acknowledges that all such Corporate Records are the property of the Company. In addition, Executive shall promptly return in good condition any and all Company owned equipment or property, including, but not limited to, automobiles, personal data assistants, facsimile machines, copy machines, pagers, credit cards, cellular telephone equipment, business cards, laptops and computers. As of the Termination Date, the Company will make arrangements to remove, terminate or transfer any and all business communication lines including network access, cellular phone, fax line and other business numbers.

10. Executive expressly waives all rights afforded by any statute which expressly limits the effect of a release with respect to unknown claims. Executive acknowledges the significance of this release of unknown claims and the waiver of statutory protection against a release of unknown claims which provides that a general release does not extend to claims which the creditor does not know or suspect to exist in Executive’s favor at the time of executing the release, which if known by it must have materially affected its settlement with the debtor.

11. Nothing in this Agreement shall prohibit or restrict Executive from: (a) making any disclosure of information required by law; (b) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s designated legal, compliance or human resources officers; (c) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization or (d) challenging the knowing and voluntary nature of the release of ADEA claims pursuant to the OWBPA.

12. The parties agree and acknowledge that the agreements by the Company described herein, and the settlement and termination of any asserted or unasserted claims against the Releasees, are not and shall not be construed to be an admission of any violation of any federal, state or local statute or regulation, or of any duty owed by any of the Releasees to Executive.

13. Executive agrees and recognizes that should Executive breach any of the obligations or covenants set forth in this Agreement, the Company will have no further obligation to provide Executive with the consideration set forth herein, and will have the right to seek repayment of all consideration paid up to the time of any such breach. Further, Executive acknowledges in the event of a breach of this Agreement, Releasees may seek any and all appropriate relief for any such breach, including equitable relief and/or money damages, attorney’s fees and costs.

14. All payments made, and benefits provided, hereunder shall be net of all legally required taxes and other withholdings. Executive acknowledges and agrees that Executive shall be solely responsible for all taxes that result from Executive’s receipt of the payments and benefits to be provided under this Agreement, and none of the Company nor any of the other Releasees makes or has made any representation, warranty or guarantee of any federal, state or local tax consequences to Executive of Executive’s receipt of any payment or benefit hereunder, including, but not limited to, under Section 409A of the Internal Revenue Code of 1986, as amended.

15. This Agreement and the obligations of the parties hereunder shall be construed, interpreted and enforced in accordance with the laws of the Commonwealth of Pennsylvania.

16. This Agreement shall be binding on the parties’ successors and assigns.

17. This Agreement may be executed in counterparts, each of which is an original.

18. Executive certifies and acknowledges as follows:

(a) That Executive has read the terms of this Agreement, and that Executive understands its terms and effects, including the fact that Executive has agreed to RELEASE AND FOREVER DISCHARGE the Company and each of the Releasees from any legal action arising out of Executive’s employment relationship with the Company and the termination of that employment relationship;

(b) That Executive has signed this Agreement voluntarily and knowingly in exchange for the consideration described herein, which Executive acknowledges is adequate and satisfactory to Executive and which Executive acknowledges is in addition to any other benefits to which Executive is otherwise entitled;

(c) That Executive has been and is hereby advised in writing to consult with an attorney prior to signing this Agreement;

(d) That Executive does not waive rights or claims that may arise after the date this Agreement is executed;

(e) That the Company has provided Executive with a period of twenty-one (21) days within which to consider this Agreement, and that Executive has signed on the date indicated below after concluding that this Separation of Employment Agreement and General Release is satisfactory to Executive; and

(f) Executive acknowledges that this Agreement may be revoked by Executive within seven (7) days after execution, and it shall not become effective until the expiration of such seven (7) day revocation period. In the event of a timely revocation by Executive, this Agreement will be deemed null and void and the Company will have no obligations hereunder.

Intending to be legally bound hereby, Executive and the Company executed the foregoing Separation of Employment Agreement and General Release this             day of             ,             .

Witness:
Kevin McCurry

SUNGARD DATA SYSTEMS INC.

By:	Witness:
Name:
Title: